Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER 2008 RESULTS AND
THIRD QUARTER DIVIDEND
__________________________________________________
Sales of Subscription-Based Products Surge

LINCOLN, Nebraska (August 5, 2008) — National Research Corporation (NASDAQ:NRCI) today announced results for the second quarter ended June 30, 2008.

•	New contract sales of subscription-based products reached $2.4 million in the second quarter 2008 compared to $500,000 in quarter two 2007
•	Total NRC quarterly net new contracts $4.4 million
•	Payor Solutions revenue down sharply on falling Medicare Advantage enrollment
•	Quarterly revenue growth mixed: subscription-based up 21%, NRC Picker flat, Payor Solutions down 35%
•	Quarterly dilutive earnings per share of $0.23
•	Total contract value $58.1 million, up 5% over first quarter 2008

        Commenting on the second quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “The Governance Institute and Healthcare Market Guide had a fabulous quarter. NRC Picker, given structural changes, is poised to achieve materially greater growth rates going forward. On the other hand, Payor Solutions, our smallest business unit, will likely see a $500,000 decline in its revenue for the second half of 2008 compared to the same period in 2007.”

        Revenue for both quarters ended June 30, 2008 and 2007 was $11.9 million. Net income for both quarters ended June 30, 2008 and 2007, was $1.6 million, or $0.24 per basic and $0.23 per diluted share.

        Given the addition of the Healthcare Market Guide’s new Ticker product, NRC deferred revenue of $1.2 million during the second quarter 2008 for this new subscription-based product. The impact of new customers purchasing and current customers converting from the traditional Healthcare Market Guide product to the Ticker product resulted in this deferred revenue that would have historically been recognized in the second quarter. If NRC would have received similar sales of the traditional Healthcare Market Guide product, the impact would have resulted in an additional $759,000 of net income, based on an effective tax rate of 38%, or $0.11 per diluted share for the quarter, resulting in $0.34 diluted EPS.

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NRCI Announces Second Quarter Results

August 5, 2008

        Revenue for the first half of 2008 increased 5% to $25.4 million, compared to $24.2 million for the same period in 2007. Net income for the first six months of 2008 increased 11% to $3.6 million resulting in $0.53 per basic and $0.52 per diluted earnings per share, up 13% and 12% respectively, over the same period in 2007.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 (fourteen cents) per share payable September 30, 2008, to shareholders of record as of the close of business on September 5, 2008.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “We knew changes in Healthcare Market Guide’s revenue recognition tied to the new product would materially impact the timing of earnings and lower top-line growth for a few periods. Even so, we believe the change is worthwhile given the increased market demand for the product and the resulting better visibility of revenue and earnings.”

        A listen-only simulcast of National Research Corporation’s second quarter conference call will be available online at www.earnings.com on August 6, 2008, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter Results

August 5, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$11,901	$11,945	$25,355	$24,150
Operating expenses:
Direct expenses	5,320	5,366	11,247	10,815
Selling, general and administrative	3,348	3,250	6,907	6,650
Depreciation and amortization	676	623	1,342	1,250

Total operating expenses	9,344	9,239	19,496	18,715

Operating income	2,557	2,706	5,859	5,435
Other income (expense):
Interest income	8	55	27	69
Interest expense	(53)	(136)	(97)	(303)
Other, net	(13)	51	(20)	68

Total other income (expense)	(58)	(30)	(90)	(166)
Income before income taxes	2,499	2,676	5,769	5,269
Provision for income taxes	918	1,035	2,185	2,034

Net income	$1,581	$1,641	$3,584	$3,235

Net income per share, basic	$0.24	$0.24	$0.53	$0.47

Net income per share, diluted	$0.23	$0.23	$0.52	$0.46

Weighted average shares outstanding:
Basic	6,637	6,845	6,728	6,844
Diluted	6,792	7,002	6,892	6,979

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NRCI Announces Second Quarter Results

August 5, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,309	$3,355
Short-term investments	--	99
Accounts receivable, net	8,638	6,379
Income taxes recoverable	--	272
Other current assets	2,335	2,495

Total current assets	12,282	12,600
Net property and equipment	12,385	11,974
Other, net	36,502	37,295

Total Assets	$61,169	$61,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,595	$2,492
Deferred revenue	14,003	9,922
Accrued compensation	1,675	1,477
Notes payable	3,256	1,093
Income taxes payable	86	--

Total current liabilities	20,615	14,984
Non-current liabilities	2,153	4,598

Total Liabilities	22,768	19,582

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,905,649 in 2008 and 7,883,289 in 2007;
outstanding 6,682,660 in 2008 and 6,926,442 in 2007	8	8
Additional paid-in capital	24,703	23,508
Retained earnings	31,683	30,004
Accumulated other comprehensive income	813	932
Treasury stock	(18,806)	(12,165)

Total shareholders’ equity	38,401	42,287

Total liabilities and shareholders’ equity	$61,169	$61,869

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